                                                      Registration No. 333-60111


                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                         _____________________________
                         Post Effective Amendment No. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ____________________________

                            SUPERIOR FINANCIAL CORP.

             (Exact name of Registrant as specified in its charter)
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

        Delaware                                           6711                                 51-0379417
(State of Incorporation)                         (Primary Standard Industrial       (I.R.S. Employer Identification No.)
                                                  Classification Code Number)

    16101 LaGrande Drive, Suite 103                                                             (501) 324-7282
     Little Rock, Arkansas 72223                                                                (Telephone No.)
(Address of principal executive offices)
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                 ____________________________________________

                               C. Stanley Bailey
                            Chief Executive Officer
                           Superior Financial Corp.
                        16101 LaGrande Drive, Suite 103
                          Little Rock, Arkansas 72223
                    (Name and address of agent for service)

                                  Copies to:

                          Willard H. Henson, Esquire
                    Miller, Hamilton, Snider & Odom, L.L.C.
                        One Commerce Street, Suite 305
                           Montgomery, Alabama 36104

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
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If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     Superior Financial Corp. ("Superior") registered 10,079,703 shares of its common stock, $0.01 par value per share (the "Common Stock"), and $60,000,000 of 8.65% Senior Notes (the "Senior Notes") on Form S-1, registration no. 333-60111, for resale by certain stockholders of the Company who acquired the Superior Securities pursuant to an exemption from the registration requirements contained in Section 5 of the Securities Act. Such Registration Statement was declared effective on December 10, 1998. Post-effective Amendment No. 1 to the Registration Statement updating certain information was filed on March 29, 1999 and declared effective as of March 31, 1999. In 1999, Superior also initiated a stock repurchase program, through which it has repurchased 249,800 shares of Common Stock.

     Based on the records of Superior's transfer agent and information supplied by Selling Shareholders, approximately 3,027,420 shares of Common Stock were sold pursuant to the Registration Statement. Therefore, Superior hereby removes 6,802,483 shares from registration, which represents the number of shares registered less the number of shares believed to be sold pursuant to the Registration Statement and less the number of shares Superior has repurchased pursuant to its stock repurchase program. Superior also removes from registration $60,000,000 of the Senior Notes.



                                   SIGNATURE


     The undersigned registrant hereby executes this post effective amendment to its registration statement on Form S-1 to remove from registration certain shares not sold pursuant to the Registration Statement and has caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, Arkansas, on the 12/th/ day of April, 2000.


                              SUPERIOR FINANCIAL CORP.



                              By:   /s/ C. Stanley Bailey
                                    ---------------------
                                    C. Stanley Bailey
                                    Chief Executive Officer and
                                    Duly authorized agent for
                                    service